Exhibit 99.1

Investor Contact: Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477-8900 xenonics@xenonics.com
Xenonics Reports Third Quarter Results
CARLSBAD, CALIFORNIA — August 14, 2009 — XENONICS HOLDINGS, INC. (NYSE AMEX:XNN) today announced financial results for the third quarter of fiscal 2009, highlighted by a 13% increase in revenue to $2,132,000 compared to $1,892,000 for the third quarter of fiscal 2008. Gross profit increased 53% and gross margin rose to 46% of revenue from 34%, while selling, general and administrative expenses decreased 9%. As a result, the net loss for the third quarter of fiscal 2009 narrowed to $0.01 per share versus a net loss of $0.04 per share for the third quarter of fiscal 2008.
“Xenonics is transitioning to a new operating model built around the exclusive U.S. distribution agreement we signed last month with Aardvark Tactical, Inc. (ATI) for Xenonics’ NightHunter high-intensity illumination systems and its SuperVision high-definition night vision devices, as well as expanded programs for international distribution. We believe the ATI agreement marks the beginning of a significant expansion of our business with Aardvark, and shows how we can leverage Aardvark’s proven sales and marketing and distribution capabilities to grow our company,” said Chairman Alan Magerman.
“With the ATI agreement now in place, we also have moved quickly to eliminate redundant in-house sales and marketing expenses. This is expected to reduce operating costs by approximately $1.5 million annually, beginning in the current quarter. We are convinced that Xenonics’ future is brighter than ever. We currently expect improved top and bottom line performance in the fourth quarter versus prior year, and we believe the combination of Xenonics’ best-in-class illumination and night vision products, ATI’s professional and highly effective marketing capabilities, our expanded international distribution programs, and our substantially reduced cost structure is the right formula for long-term growth and profitability,” Magerman said.
For the nine months ended June 30, 2009, revenue was $5,288,000 compared to $9,074,000 for the first nine months of fiscal 2008. The net loss for the first nine months of fiscal 2009 was $1,797,000, or $0.09 per share. This compares to a net loss for the first nine months of fiscal 2008 of $249,000, or $0.01 per share.
At June 30, 2009, Xenonics reported working capital of $1,923,000 and a current ratio of 2.0.
Conference Call
Xenonics has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its third quarter results. The dial in number is (800) 573-4842 and the passcode is 90325369. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode 17434458, after 1:00 p.m. EDT.
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3186 Lionshead Avenue, Carlsbad, CA 92010
(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

Xenonics Reports Third Quarter Results
August 14, 2009
Page Two
About Xenonics
Xenonics Holdings, Inc. (AMEX:XNN) develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.
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XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	June 30,		June 30,
Rounded in thousands, except per share amounts	2009	2008	2009	2008
	(unaudited)		(unaudited)

Revenues	$2,132,000	$1,892,000	$5,288,000	$9,074,000

Cost of goods sold	1,142,000	1,244,000	2,918,000	4,995,000

Gross profit	990,000	648,000	2,370,000	4,079,000

Selling, general and administrative	1,049,000	1,149,000	3,629,000	3,735,000

Research and development	158,000	289,000	501,000	630,000

Income (loss) from operations	(217,000)	(790,000)	(1,760,000)	(286,000)

Other income/(expense):
Gain (loss) on derivative revaluation	(33,000)	—	(52,000)	—
Other income	6,000	—	10,000	—
Interest income	4,000	7,000	14,000	39,000
Interest (expense)	—	—	(7,000)	—

Income (loss) before provision for income taxes	(240,000)	(783,000)	(1,795,000)	(247,000)

Income tax provision	—	—	2,000	2,000

Net income (loss)	$(240,000)	$(783,000)	$(1,797,000)	$(249,000)

Net income (loss) per share:
Basic	$(0.01)	$(0.04)	$(0.09)	$(0.01)
Fully-diluted	$(0.01)	$(0.04)	$(0.09)	$(0.01)

Weighted average shares outstanding:
Basic	20,459,000	19,871,000	20,387,000	19,900,000
Fully-diluted	20,459,000	19,871,000	20,387,000	19,900,000

XENONICS HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
Rounded in thousands, except par value	2009	2008
	(unaudited)

Assets
Current Assets:
Cash	$514,000	$325,000
Accounts receivable, net	1,228,000	954,000
Inventories	1,971,000	1,745,000
Other current assets	112,000	375,000

Total Current Assets	3,825,000	3,399,000

Investments in marketable securities	—	1,000,000
Equipment, furniture and fixtures, net	154,000	161,000
Goodwill	375,000	—

Total Assets	$4,354,000	$4,560,000

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$1,350,000	$539,000
Accrued expenses	344,000	94,000
Accrued payroll and related taxes	208,000	173,000

Total Current Liabilities	1,902,000	806,000

Commitments and contingencies

Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 20,572,000 shares issued and 20,459,000 shares outstanding at June 30, 2009; 20,296,000 issued and 20,184,000 outstanding at September 30, 2008	20,000	20,000
Additional paid-in capital	24,239,000	23,744,000
Accumulated deficit	(21,501,000)	(19,704,000)

	2,758,000	4,060,000
Less treasury stock, at cost, 113,000 shares at June 30, 2009 and September 30, 2008	(306,000)	(306,000)

Total Shareholders’ Equity	2,452,000	3,754,000

Total Liabilities and Shareholders’ Equity	$4,354,000	$4,560,000